EXHIBIT 21.1

SUBSIDIARIES OF CADRE HOLDINGS, INC.

The following are subsidiaries of Cadre Holdings, Inc. as of July 1, 2021 and the jurisdictions in which they are organized.

Company	State or Jurisdiction of Incorporation/Organization
Safariland, LLC	Delaware
Safariland Global Sourcing, LLC	Delaware
Horsepower, LLC	Delaware
Sencan Holdings, LLC	Delaware
Med-Eng, LLC	Delaware
Atlantic Tactical, Inc.	Pennsylvania
GH Armor Systems Inc.	Delaware
Defense Technology, LLC	Delaware
Safariland Distribution, LLC	Delaware
Lawmen’s Distribution, LLC	Delaware
United Uniform Distribution, LLC	Delaware
Safariland Internacional S.A. de C.V.	Mexico
The Safariland Group Hong Kong Limited	Hong Kong
The Safariland Group Nederland B.V.	Netherlands
UAB Safariland Lithuania	Lithuania
The Safariland Group SPRL	Belgium
Med-Eng Holdings ULC	British Columbia
Pacific Safety Products Inc.	Canada
TSG UK Investment Holdings Limited	England and Wales
Safariland UK Holding Limited	England and Wales
Safariland UK Ltd.	England and Wales
LBA International Limited	England and Wales
SenCan Limited	England and Wales